Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

-	State Good Group Limited, incorporated in the British Virgin Islands

-	Simcere Pharmaceutical Co., Ltd., incorporated in the People’s Republic of China

-	Nanjing Simcere Dongyuan Pharmaceutical Co., Ltd., incorporated in the People’s Republic of China

-	Jiangsu Simcere Pharmaceutical Co., Ltd., incorporated in the People’s Republic of China

-	Shanghai Simcere Pharmaceutical Co., Ltd., incorporated in the People’s Republic of China

-	Jiangsu Simcere Pharmaceutical R&D Co., Ltd., incorporated in the People’s Republic of China

-	Sichuan Zigong Yirong Industrial Co., Ltd., incorporated in the People’s Republic of China

-	Hainan Qitian Pharmaceutical Co., Ltd., incorporated in the People’s Republic of China

-	Shandong Simcere Medgenn Bio-Pharmaceutical Co., Ltd., incorporated in the People’s Republic of China

-	Medgenn (Hong Kong) Co., Ltd., incorporated in Hong Kong, S.A.R. (32% indirect ownership)